[LETTERHEAD OF DECHERT PRICE & RHOADS]


July 26, 2000


Lexington Money Market Trust
40 North Central Avenue, Suite 1200
Phoenix, Arizona  85004-4424

Re:  Lexington Money Market Trust
     (File Nos. 2-57547 and 811-2701)


Dear Sirs:

We hereby consent to the incorporation by reference to our opinion as an exhibit to Post-Effective Amendment No. 27 to the Registration Statement of Lexington Money Market Trust, and to all references to our firm therein. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,